Exhibit 99.1

JAKKS Pacific Reports Second Quarter 2019 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--August 9, 2019--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported preliminary financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Overview vs. Same Period Last Year

  Net sales for the second quarter were $95.2 million compared to $105.8 million reported in the comparable period in 2018. Sales in the 2019 second quarter were negatively impacted primarily by a decline in sales of Incredibles 2 which more than offset strong growth in Disguise costumes and the introduction of several new toy lines tied to entertainment content.
  Gross margin was 18.6%, compared to 26.4% in the second quarter of 2018.
  Net loss attributable to JAKKS Pacific was $22.5 million, or $0.96 per diluted share. This compares to a net loss attributable to JAKKS Pacific of $18.6 million, or $0.80 per diluted share, reported in the second quarter of 2018.
  Adjusted EBITDA was negative $11.5 million, compared to Adjusted EBITDA of negative $8.5 million in the 2018 second quarter. See note below on “Use of Non-GAAP Financial Information.”

Management Commentary

“As expected, our results for the second quarter showed the effect of declines in products that contributed strongly to results in the second quarter of last year,” said Stephen Berman, CEO of JAKKS Pacific. “We saw strong growth in our Disguise, Halloween costume business, and strong contributions from toys tied to several new theatrical releases, including Aladdin, Godzilla and Toy Story 4, but these were more than offset by the declines in toys tied to Incredibles 2 and our Squish Dee Lish products. As we have noted before, our sales this year have been shifted to the second half as a result of the timing of several films and television shows, notably Frozen 2, as well as Toy Story 4, the 30th Anniversary of the release of Disney’s The Little Mermaid, and Disney Jr.’s Gigantosaurus animated TV series.

We remain confident that our second half sales will show renewed strength, as the disruptions caused by Toys R Us’ liquidation in the United States no longer weigh down the industry. This coupled with the recently announced Recapitalization transaction to strengthen our balance sheet provides a clearer pathway to the future here at JAKKS.”

Cash and Cash Equivalents

The Company’s cash and cash equivalents (including restricted cash) totaled $37.0 million as of June 30, 2019 compared to $47.4 million as of March 31, 2019 and $63.0 million as of June 30, 2018.

2019 Outlook

Our goal for 2019 is to grow sales by approximately 5% on a year-over-year basis with improved levels of Adjusted EBITDA compared to 2018.

Recapitalization Transaction

As discussed in the Current Report on Form 8-K dated August 9, 2019, the Company entered into multiple, binding definitive agreements (collectively, the “Recapitalization”) among Wells Fargo Bank, National Association, Oasis Investments II Master Fund Ltd. and an ad hoc group of holders of the 4.875% convertible senior notes due 2020 to recapitalize the Company’s balance sheet, including the extension to the Company of incremental liquidity and three-year extensions of substantially all of the Company’s outstanding convertible debt obligations and revolving credit facility. The Company’s term loan agreement entered into with Great American Capital Partners will be paid in full in connection with the Recapitalization transaction.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its second quarter earnings call at 9:00 a.m. Eastern Time/ 6:00 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately one hour following completion of the call through August 16, 2019 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, with passcode “48922294#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include Perfectly Cute™, Real Workin’ Buddies™, Squish-Dee-Lish™, XPV®, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a new generation of clean beauty. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2019 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses, or that the Recapitalization transaction or any other future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

	JAKKS Pacific, Inc. and Subsidiaries
	Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2019	2018
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$32,125	$53,282
Restricted cash	4,923	4,923
Accounts receivable, net	85,119	122,278
Inventory	53,521	53,880
Prepaid expenses and other assets	28,523	15,780
Total current assets	204,211	250,143

Property and equipment	127,346	128,049
Less accumulated depreciation and amortization	106,239	107,147
Property and equipment, net	21,107	20,902

Operating lease right-of-use assets	35,848	-
Goodwill	35,083	35,083
Intangibles and other assets, net	32,495	36,713
Total assets	$328,744	$342,841

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,016	$87,488
Reserve for sales returns and allowances	24,498	29,403
Short term operating lease liabilities	9,182	-
Short term debt, net	1,892	27,211
Total current liabilities	133,588	144,102

Long term operating lease liabilities	29,829	-
Long term debt, net	160,656	139,792
Other liabilities	137	4,409
Income taxes payable	1,471	1,458
Deferred tax liability, net	1,431	1,431
Total liabilities	327,112	291,192

Stockholders' equity:
Common stock, $.001 par value	30	30
Additional paid-in capital	218,897	218,155
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(179,301)	(127,601)
Accumulated other comprehensive loss	(14,994)	(15,847)
Total JAKKS Pacific, Inc. stockholders' equity	632	50,737
Non-controlling interests	1,000	912
Total stockholders' equity	1,632	51,649
Total liabilities and stockholders' equity	$328,744	$342,841

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$95,182	$105,781	$166,008	$198,785
Less cost of sales
Cost of goods	60,691	61,059	105,799	114,317
Royalty expense	14,125	14,344	23,966	29,635
Amortization of tools and molds	2,620	2,437	4,157	3,933
Cost of sales	77,436	77,840	133,922	147,885
Gross profit	17,746	27,941	32,086	50,900
Direct selling expenses	8,115	9,994	16,343	22,481
Selling, general and administrative expenses	24,136	27,859	49,477	72,389
Depreciation and amortization	1,619	1,895	3,316	3,495
Restructuring charge	22	-	270	-
Acquisition related and other	2,503	333	5,370	333
Loss from operations	(18,649)	(12,140)	(42,690)	(47,798)
Other income (expense):
Income from joint ventures	-	205	-	227
Other income (expense), net	(242)	31	(159)	81
Change in fair value of convertible senior notes	(106)	(2,410)	(2,529)	(3,431)
Interest income	20	14	47	28
Interest expense	(2,919)	(2,197)	(5,937)	(4,133)
Loss before provision for (benefit from) income taxes	(21,896)	(16,497)	(51,268)	(55,026)
Provision for (benefit from) income taxes	589	2,091	344	(245)
Net loss	(22,485)	(18,588)	(51,612)	(54,781)
Net income (loss) attributable to non-controlling interests	57	(29)	88	22
Net loss attributable to JAKKS Pacific, Inc.	$(22,542)	$(18,559)	$(51,700)	$(54,803)
Loss per share - basic and diluted	$(0.96)	$(0.80)	$(2.19)	$(2.37)
Shares used in loss per share - basic and diluted	23,600	23,106	23,578	23,103

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA and Adjusted Net Income (Loss), which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance. We believe that the use of the non-GAAP financial measures enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)

Net loss	$(22,485)	$(18,588)	$(51,612)	$(54,781)
Income from joint ventures	-	(205)	-	(227)
Other income (expense), net	242	(31)	159	(81)
Interest income	(20)	(14)	(47)	(28)
Interest expense	2,919	2,197	5,937	4,133
Provision for (benefit from) income taxes	589	2,091	344	(245)
Depreciation and amortization	4,239	4,332	7,473	7,428
Acquisition related and other	2,503	333	5,370	333
Restricted stock compensation expense	397	311	1,015	987
Bad debt write-offs (recoveries)	-	(1,326)	-	12,468
Change in fair value of convertible senior notes	106	2,410	2,529	3,431
Restructuring charge	22	-	270	-
Minimum guarantee shortfalls	-	-	-	3,468

Adjusted EBITDA	$(11,488)	$(8,490)	$(28,562)	$(23,114)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)

Net loss attributable to JAKKS Pacific, Inc.	$(22,542)	$(18,559)	$(51,700)	$(54,803)
Restricted stock compensation expense	397	311	1,015	987
Bad debt write-offs (recoveries)	-	(1,326)	-	12,468
Acquisition related and other	2,503	333	5,370	333
Change in fair value of convertible senior notes	106	2,410	2,529	3,431
Restructuring charge	22	-	270	-
Minimum guarantee shortfalls	-	-	-	3,468
Tax impact of additional charges	-	162	(15)	(2,185)

Adjusted net loss attributable to JAKKS Pacific, Inc.	$(19,514)	$(16,669)	$(42,531)	$(36,301)

Adjusted loss per share - basic and diluted	$(0.83)	$(0.72)	$(1.80)	$(1.57)
Shares used in adjusted loss per share - basic and diluted	23,600	23,106	23,578	23,103

Contacts

JAKKS Pacific
Brent Novak, (424) 268-9450
Chief Financial Officer

Rachel Griffin, (424) 268-9553
Vice President, Communications

Gateway Investor Relations
Sean McGowan, (949) 574-3860
Managing Director
smcgowan@gatewayir.com